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EXHIBIT 11 -- STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
CAPITOL BANCORP LTD.




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
                                                                                           Quarter Ended March 31
                                                                                      ---------------------------------
                                                                                           1997          1996 (A)
                                                                                           ----          --------


Primary Net Income Per Share:

  Weighted average number of common shares outstanding                                     4,523,191       3,824,566

  Net effect of dilutive stock options and warrants --
    based on the treasury stock method or modified
    treasury stock method, as applicable                                                     231,219         516,941
                                                                                         -----------       ---------
                                                               Total                       4,754,410       4,341,507
                                                                                         ===========       =========

  Net income for the period                                                              $ 1,262,280      $1,101,034

  Adjustment for modified treasury stock method                                                               36,872
                                                                                         -----------     ----------
  Adjusted earnings for purposes of computation
    of per share earnings                                                                $ 1,262,280      $1,137,906
                                                                                         ===========      ==========

  Primary net income per share:                                                          $      0.27      $     0.26
                                                                                         ===========      ==========

  Fully Diluted Net Income Per Share:(B)                                                 $      0.27      $     0.26
                                                                                         ===========      ==========
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(A)     As adjusted to reflect the Corporation's 1996 10% stock dividend as if it had occurred at the beginning of the period.

(B) Same as for primary net income per share, since dilution is less than 3% or is otherwise not applicable for the period.